Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2025 Employee Stock Purchase Plan, 2025 Equity Incentive Plan, 2017 Equity Incentive Plan, and 2008 Equity Incentive Plan of Wealthfront Corporation of our report dated June 18, 2025, with respect to the consolidated financial statements of Wealthfront Corporation included in its Registration Statement (Form S-1 No. 333-290583) and the related Prospectus of Wealthfront Corporation, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Francisco, California
December 12, 2025